================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                            SCHEDULE 14A INFORMATION

                                 PROXY STATEMENT
        PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                           FILED BY THE REGISTRANT |X|
                 FILED BY A PARTY OTHER THAN THE REGISTRANT |_|

                           CHECK THE APPROPRIATE BOX:

     | | PRELIMINARY PROXY STATEMENT | | CONFIDENTIAL, FOR USE OF COMMISSION
                              ONLY (AS PERMITTED BY
                                RULE 14A-6(E)(2))
                         |X| DEFINITIVE PROXY STATEMENT
                       |_| DEFINITIVE ADDITIONAL MATERIALS
        |_| SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12

                      COMMODORE APPLIED TECHNOLOGIES, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               --------------------------------------------------
    (NAMES OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                               | | NO FEE REQUIRED

  | | FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.

       (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

               --------------------------------------------------

        (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

               --------------------------------------------------

  (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS
                  CALCULATED AND STATE HOW IT WAS DETERMINED):

               --------------------------------------------------

              (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

               --------------------------------------------------

                               (5) TOTAL FEE PAID:

               --------------------------------------------------

               |X| FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

               --------------------------------------------------

                 |X| CHECK BOX IF ANY PART OF THE FEE IS OFFSET
                  AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OF THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

                           (1) AMOUNT PREVIOUSLY PAID:

                                    $3200.00

               --------------------------------------------------

                (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

                            PRELIMINARY SCHEDULE 14A

               --------------------------------------------------

                                (3) FILING PARTY:

                      COMMODORE APPLIED TECHNOLOGIES, INC.

               --------------------------------------------------

                                 (4) DATE FILED:

                                OCTOBER 08, 1999

               --------------------------------------------------


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

                               TABLE OF CONTENTS

Stockholder Letter ........................................................    a
Notice of Annual Meeting of Stockholders ..................................    c
Proxy Summary .............................................................    1
   Time and Place .........................................................    1
   Matters to be Considered ...............................................    1
   Vote Required ..........................................................    1
      Election of Directors ...............................................    2
      Ratification of Appointment of Auditors .............................    2
Proxy Statement ...........................................................    3
   Cautionary Statement Concerning Forward Looking Statements .............    4
   Outstanding Stock and Voting Rights ....................................    5
   Security Ownership of Certain Beneficial Owners and Management .........    7
Proposal 1 -Election of Directors .........................................    9
   Information Regarding Board Meetings, Committees and Management ........   13
      Committees of the Board .............................................   14
      Compensation  of Directors ..........................................   15
   Current Management .....................................................   15
   Section 16(a) Beneficial Ownership Reporting Compliance ................   16
Executive Compensation and Related Matters ................................   17
   Summary Compensation ...................................................   18
   Stock Options ..........................................................   21
   Employment Agreements ..................................................   23
   Compensation Committee Interlocks and Insider Participation ............   25
   Report of the Compensation Committee on Executive Compensation .........   25
      Overview and Philosophy .............................................   25
      Executive Officer Compensation ......................................   26
      Effect of Section 162(M) of the Internal Revenue Code ...............   29
      Conclusion ..........................................................   29
   Compensation, Stock Option and Benefits Committee ......................   29
Stockholder Return Performance Presentation ...............................   30
Proposal 2 -Increase in Authorized Common Stock ...........................   32
   Reasons for Increasing Authorized Common Stock .........................   32
Proposal 3 -Ratification of Appointment of Independent Auditors ...........   33
Stockholder Proposals for the Next Annual Meeting .........................   34
Other Matters That May Come Before the Annual Meeting .....................   34
Where You Can Find More Information .......................................   35
Form of Proxy .............................................................   36

                      COMMODORE APPLIED TECHNOLOGIES, INC.
                        150 EAST 58TH STREET, SUITE 3400
                            NEW YORK, NEW YORK 10155


                                                               November 26, 1999

Dear Stockholder:


         You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "ANNUAL MEETING") of Commodore Applied Technologies, Inc. (the "COMPANY") to be held on Wednesday, December 22, 1999, at 10:30 a.m., local time, at The American Stock Exchange, 86 Trinity Place, New York, New York 10006. Enclosed is a formal Notice of Annual Meeting and Proxy Statement, together with a proxy card and return envelope, for use of stockholders who are unable to be present in person at the Annual Meeting. Also enclosed for your review is the Company's 1998 Annual Report to Stockholders.


         The formal Notice of Annual Meeting and Proxy Statement describe the specific business to be acted upon at the Annual Meeting, and we urge you to read these materials carefully. In addition to electing Directors, stockholders will be entitled to vote upon (i) an amendment to the Company's Certificate of Incorporation to increase the amount of Common Stock, par value $0.001 per share, that the Company is authorized to issue to 100,000,000 shares from 75,000,000 shares, and (ii) the ratification of the selection of Tanner + Co. as the Company's independent auditors. Your Board of Directors believes that (i) the election of the nominees named in the Proxy Statement as Directors of the Company, (ii) the increase in the amount of the Company's authorized common stock and (iii) the ratification of the appointment of Tanner + Co. as the Company's independent auditors for the year ending December 31, 1999 are in the best interests of the Company and its stockholders and, accordingly, recommends a vote "FOR" the foregoing proposals.

         Whether or not you plan to attend the Annual Meeting in person, and regardless of the size of your holdings, it is very important that your shares be represented and voted at the Annual Meeting. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return the enclosed proxy card in the self-addressed, postage paid envelope provided for your convenience. Because mail delays occur frequently, it is important that the enclosed proxy card be returned well in advance of the Annual Meeting. If the address on the accompanying material is incorrect, please advise our Transfer Agent, The Bank of New York, in writing, at 101 Barclay Street, New York, New York 10286. If, after returning your proxy card, you find that you are able to attend the Annual Meeting in person and wish to personally vote your shares, you may revoke your proxy at that time and personally vote your shares at the Annual Meeting.

         I hope to see you at the Annual Meeting and to have the opportunity to introduce you to our management team and the other members of the Board of Directors. On behalf of your Board of Directors, we greatly appreciate your continued support.

                                        Sincerely yours,


                                        PAUL E. HANNESSON
                                         Chairman of the Board, President
                                           and Chief Executive Officer

                      COMMODORE APPLIED TECHNOLOGIES, INC.

                        150 East 58th Street, Suite 3400
                            New York, New York 10155

                          ----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held December 22, 1999, 10:30 A.M.

                                       at

                           The American Stock Exchange
                                86 Trinity Place
                            New York, New York 10006

                          ----------------------------


To the Stockholders of COMMODORE APPLIED TECHNOLOGIES, INC.:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "ANNUAL MEETING") of Commodore Applied Technologies, Inc., a Delaware corporation (the "COMPANY"), will be held at 10:30 a.m., local time, on Wednesday, December 22, 1999, at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, for the following purposes:


1. To elect seven Directors to hold office until the Annual Meeting of Stockholders to be held in 2000 and until their respective successors are duly elected and have qualified;

2. To consider an amendment to the Company's Certificate of Incorporation increasing the amount of the Company's Common Stock, par value $0.001 per share (the "COMMON STOCK"), that the Company is authorized to issue from 75,000,000 shares to 100,000,000 shares.

3. To ratify the appointment of Tanner + Co. as the Company's Independent auditors for the year ending December 31, 1999; and

4. To consider and transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on November 26, 1999, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be open for examination for ten days preceding the Annual Meeting, during ordinary business hours, at the location of the principal executive offices of the Company set forth above and will also be available for inspection at the Annual Meeting.

                             By Order of the Board of Directors:

                                 GREGG M. ROSEN
                                   Assistant Secretary

New York, New York
November 26, 1999

                      ------------------------------------

                             YOUR VOTE IS IMPORTANT

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. Therefore, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed self-addressed, postage-paid envelope provided for your convenience. Proxies may be revoked at any time before the shares subject to the proxy are voted, and stockholders who are present at the Annual Meeting may revoke their proxies at that time and vote in person if they desire.

                      ------------------------------------

                                     SUMMARY

     This summary highlights certain information contained in this Proxy Statement. It does not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the terms of the transactions, you should read carefully the entire Proxy Statement.

                               THE ANNUAL MEETING

TIME AND PLACE


     The Company will hold the Annual Meeting at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, on December 22, 1999, convening at 10:30 a.m. (local time).


MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, the stockholders of the Company will consider and vote on the following:

     o    The election of seven Directors of the Company;

     o A proposal (the "CHARTER AMENDMENT PROPOSAL") to adopt and approve an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 75,000,000 to 100,000,000;

     o A proposal (the "AUDITOR PROPOSAL") to ratify the selection of Tanner + Co. as the Company's auditors for the year that will end on December 31, 1999; and

     o Such other business as may properly come before the Annual Meeting or any adjournments thereof.

VOTE REQUIRED

     Only holders of record of the Company's Common Stock at the close of business on November 26, 1999 will be entitled to notice of and to vote at the Annual Meeting.

     At the Annual Meeting:

     o each holder of record of Common Stock is entitled to one vote for each share of Common Stock in such stockholder's name;

     o the presence, either in person or by proxy, of the holders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum;

     o Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

     o approval of the Charter Amendment Proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of the Common Stock.


                              ELECTION OF DIRECTORS

     The Company is soliciting proxies for the election of seven Directors of the Company. The nominees for election are all of the current members of the Board of Directors of the Company (the "BOARD OF DIRECTORS"), which include Paul
E. Hannesson, Kenneth L. Adelman, Ph.D., Bentley J. Blum, Herbert A. Cohen, David L. Mitchell, Edward L. Palmer and William R. Toller.


                                CHARTER AMENDMENT

     The Board of Directors has approved an amendment (the "AMENDMENT") to the Company's Certificate of Incorporation, increasing the authorized number of shares of Common Stock from 75,000,000 to 100,000,000. The Board of Directors has directed management of the Company to have the Company's stockholders consider the Amendment. The Board believes that the Amendment will provide the Company with greater flexibility to pursue the Company's strategic objectives.


                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Tanner + Company as the Company's auditors for the year that will end on December 31, 1999. The Board of Directors recommends that the stockholders of the Company ratify such appointment.

                      COMMODORE APPLIED TECHNOLOGIES, INC.
                        150 East 58th Street, Suite 3400
                            New York, New York 10155

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------


                         ANNUAL MEETING OF STOCKHOLDERS
             TO BE HELD ON WEDNESDAY, DECEMBER 22, 1999, 10:30 A.M.

     This Proxy Statement is being furnished to the stockholders of Commodore Applied Technologies, Inc., a Delaware corporation (the "COMPANY"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "BOARD OF DIRECTORS" or the "BOARD") from holders of outstanding shares of common stock, par value $0.001 per share, of the Company (the "COMMON STOCK"), for use at the Annual Meeting of Stockholders to be held on Wednesday, December 22, 1999, 10:30 A.M., at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, and at any adjournment or postponement thereof (the "ANNUAL MEETING").


     The costs of preparing, assembling and mailing the proxy material will be borne by the Company. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and other employees of the Company may solicit proxies by telephone, facsimile and/or other means of communication. Such persons will receive no compensation therefore in addition to their regular salaries, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of the stock held of record by such persons and to request authority for the execution of proxies. The Company will reimburse such persons for their reasonable expenses incurred in this regard.

     It is anticipated that the mailing to stockholders of this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card will commence on or about November 26, 1999. The Company's 1998 Annual Report to Stockholders accompanies but does not constitute a part of this Proxy Statement.

     The purpose of the Annual Meeting, and the matters to be acted upon at the meeting, are set forth in the attached Notice of Annual Meeting. As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. A stockholder who executes a proxy may revoke such proxy at any time before the shares subject to the proxy are voted, by: (i) filing with the Secretary of the Company at the Company's principal executive offices (a) a written notice of revocation bearing a later date than the proxy or (b) a duly executed proxy relating to the same shares bearing a later date than the original proxy; or (ii) attending the Annual Meeting, withdrawing the proxy and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. No revocation of a previously delivered proxy shall be effective unless the Secretary of the Company receives it before the shares subject to the proxy are voted at the Annual Meeting.

     Unless contrary instructions are indicated on the proxy cards, all shares represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth above) will be voted "FOR" the election of the seven nominees for Director named herein, "FOR" the amendment (the "AMENDMENT") to the Company's Certificate of Incorporation authorizing an additional 25,000,000 shares of the Company's Common Stock, par value $0.001 per share (the "COMMON STOCK"), and "FOR" the ratification of the appointment of Tanner + Co. as the Company's independent auditors for the year ending December 31, 1999. If any other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment and in the discretion of the persons acting thereunder.

     The Company's executive offices are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and its telephone number at that address is
(212) 308-5800.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this Proxy Statement are "forward-looking statements" intended to qualify for the safe harbors from liability established by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such statements may address future events and conditions concerning, among other things, the Company's results of operations and financial condition; the consummation of acquisition and financing transactions (including the Acquisition) and the effect thereof on the Company's business; capital expenditures; litigation; regulatory matters; and the Company's plans and objectives for future operations and expansion. Any such forward-looking statements would be subject to the risks and uncertainties that could cause actual results of operations, financial condition, acquisitions, financing transactions, operations, expenditures, expansion and other events to differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements would be subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions generally. Such assumptions would be based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the Company's control. Further, the Company's business is subject to a number of risks that would affect any such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of the Company to commercialize its technology; product demand and industry pricing; the ability of the Company to obtain patent protection for its technology; developments in environmental legislation and regulation; the ability of the Company to obtain future financing on favorable terms; and other circumstances affecting anticipated revenues and costs. These risks and uncertainties could cause actual results of the Company to differ materially from those projected or implied by such forward-looking statements.


                       OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has set the close of business on November 26, 1999 as the record date (the "RECORD DATE") for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date there were 30,960,796 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Except as set forth below under the caption "Security Ownership of Certain Beneficial Owners and Management," the Company at the Record Date was not aware of any beneficial owner (as defined under the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of Common Stock. Each share of Common Stock entitles the holder to one vote on each matter submitted to stockholders for a vote at the Annual Meeting.

     o    A quorum of stockholders is necessary to take action at the Annual
          Meeting.

     o A quorum is established if at least a majority of the outstanding shares of Common Stock as of the Record Date is present in person or represented by proxy at the Annual Meeting.

     o Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

     o Ratification of the appointment of Tanner + Co. as the Company's independent auditors for the year ending December 31, 1999 will be approved or ratified, as the case may be, upon the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

     o The Amendment will be approved if it receives the affirmative vote of a majority of the shares of Common Stock issued and outstanding as of the Record Date.

     o Votes cast in person or by proxy at the Annual Meeting will be counted and certified by two Inspectors of Election, of which one is expected to be an employee of the Company and the other is expected to be an employee of The Bank of New York, the Company's transfer agent. The Inspectors of Election will also determine whether or not a quorum is present at the Annual Meeting.

     In accordance with Delaware law, abstentions and "broker non-votes" (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Directions to withhold authority will have no effect on the election of Directors at the Annual Meeting, because Directors are elected by a plurality of votes cast. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the Annual Meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and, consequently, will not affect the outcome of the matter. If less than a majority of the outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of the Record Date by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each Director, (iii) each individual listed in the Summary Compensation Table herein, and (iv) all executive officers and Directors of the Company as a group, as reported by such persons. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

                                                                                          PERCENTAGE OF
                                                                                       OUTSTANDING SHARES OF
NAME AND ADDRESS OF                                NUMBER OF SHARES                       COMMON STOCK
BENEFICIAL OWNER (1)                              BENEFICIALLY OWNED (2)                BENEFICIALLY OWNED
--------------------                              ----------------------               ----------------------
COMMODORE
ENVIRONMENTAL SERVICES, INC.                        15,456,677 (3)                               49.9%

BENTLEY J. BLUM                                     15,526,677 (4)                               50.0

PAUL E. HANNESSON                                    2,121,578 (5)                                6.7

JAMES M. DEANGELIS                                     324,011 (6)                                1.0

PETER E. HARROD                                        102,000 (7)                                 *

WILLIAM E. INGRAM                                       60,000 (8)                                 *

KENNETH L. ADELMAN, PH.D.                               70,000 (9)                                 *

HERBERT A. COHEN                                        71,000 (10)                                *

DAVID L. MITCHELL                                       70,000 (11)                                *

EDWARD L. PALMER                                        70,000 (12)                                *

WILLIAM R. TOLLER                                       70,000 (13)                                *


ALL EXECUTIVE OFFICERS AND DIRECTORS AS             18,485,266                                   59.7%
A GROUP (10 PERSONS)


----------

*    Percentage ownership is less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is 150 East 58th Street, Suite 3400, New York, New York 10155.

(2) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(3) Excludes warrants to purchase an aggregate of 14,410,540 shares of Common Stock at exercise prices ranging from $1.28 per share to $7.03 per share. See "Certain Relationships and Related Transactions."

(4) Consists of (i) 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Blum by the Company's 1998 Stock Option Plan (the "1998 Plan); and (ii) Mr. Blum's indirect beneficial ownership of Common Stock based upon his beneficial ownership of 28,479,737 shares of Environmental common stock; and (iii) 4,500,000 shares of Environmental underlying currently exercisable options at $0.10 per share; and (iv) his spouse's ownership of 2,000,000 shares of common stock of Environmental, representing together 52.0% of the outstanding shares of Environmental common stock at the Record Date. Does not include 450,400 shares of Environmental common stock owned by Simone Blum, the mother of Mr. Blum, and 385,000 shares of Environmental common stock owned by Samuel Blum, the father of Mr. Blum. Mr. Blum disclaims any beneficial interest in the shares of Environmental common stock owned by his spouse, mother and father. The Board of Directors of Environmental has the power to direct the vote and to direct the disposition of the 15,456,677 shares of Common Stock of the Issuer owned directly by Environmental. Environmental's Board of Directors is currently composed of two directors, one of which is Mr. Blum. By virtue of Mr. Blum's beneficial ownership of approximately 52% of the outstanding shares of Environmental common stock and his position on the Board of Directors of Environmental, Mr. Blum is deemed to be the indirect beneficial owner of the shares of the Issuer's Common Stock owned directly by Environmental and shares voting and disposition power with the other member of Environmental's Board of Directors.

(5) Consists of: (i) 577,500 shares of Common Stock underlying currently exercisable stock options granted to Mr. Hannesson by the Company under the Company's 1998 Plan; and (ii) Mr. Hannesson's indirect beneficial ownership of Common Stock based upon his ownership of an aggregate of (a) 2,650,000 shares of Environmental common stock owned by Suzanne Hannesson, the spouse of Mr. Hannesson, (b) 2,650,000 shares of Environmental common stock owned by the Hannesson Family Trust (Suzanne Hannesson and John D. Hannesson, trustees) for the benefit of Mr. Hannesson's spouse, (c) 500,000 shares of Environmental common stock issued to the Hannesson Family Trust, and (d), and additional stock options to purchase 525,705 shares of Environmental common stock at $0.10 per share, representing collectively 10% of the outstanding shares of Environmental common stock at the Record Date. Does not include 1,000,000 shares of Environmental common stock owned by each of Jon Paul and Krista Hannesson, the adult children of Mr. Hannesson. Mr. Hannesson disclaims any beneficial interest in the shares of Environmental common stock owned by or for the benefit of his spouse and children. It also does not include 2,400,000 shares of Common Stock underlying stock options granted to Mr. Hannesson by the Company which are not currently exercisable.


(6) Consists of (i) 181,250 shares of Common Stock underlying currently exercisable stock options granted to Mr. DeAngelis by the Company under the 1998 Plan; and (ii) Mr. DeAngelis' indirect beneficial ownership of Common Stock based upon his ownership of 580,000 shares of Environmental.

(7) Consists of 102,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Harrod by the Company under the 1998 Plan.

(8) Consists of 60,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Ingram by the Company under the 1998 Plan.

(9) Consists of 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Adelman by the Company under the 1998 Plan.

(10) Consists of: (i) 1,000 shares of Common Stock; (ii) 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Cohen by the Company under the 1998 Plan.

(11) Consists of 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Mitchell by the Company under the 1998 Plan.

(12) Consists of 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Palmer by the Company under the 1998 Plan.

(13) Consists of 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Toller by the Company under the 1998 Plan.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     At this year's Annual Meeting, seven Directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2000, and until their respective successors are duly elected and have qualified. The Executive Committee of the Board of Directors has nominated the individuals listed below as Directors to be elected at the Annual Meeting, each of whom is presently serving as a Director of the Company. Each Director shall be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. The persons named in the enclosed proxy card intend to vote the shares represented by valid proxies for the election of the persons listed below as Directors of the Company, unless the vote for such persons is expressly withheld.

     The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that a nominee for Director is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person or persons as may be designated by the Board of Directors, unless the proxies instruct otherwise.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to the following nominees for Directors:

PAUL E. HANNESSON -- AGE 59
Director since March 1996

     Mr. Hannesson has been a Director of the Company since March 1996 and was appointed Chairman of the Board in November 1996. Mr. Hannesson also served as Chief Executive Officer of the Company from March to October 1996 and as President from March to September 1996, and was re-appointed Chief Executive Officer in November 1996 and President in May 1997. Mr. Hannesson has been a director of Commodore Environmental Services, Inc. ("ENVIRONMENTAL") since February 1993 and was appointed its Chairman of the Board and Chief Executive Officer in November 1996. Mr. Hannesson also served as President of Environmental from February 1993 to July 1996 and was re-appointed President in May 1997 and served in this capacity until July 1998 whereupon Mr. Hannesson resigned from both Officer and Directorship positions in Environmental. Mr. Hannesson also currently serves as the Chairman of the Board and Chief Executive Officer of Commodore Separation Technologies, Inc., ("SEPARATION"), Commodore Solution Technologies, Inc., a wholly owned subsidiary of the Company ("SOLUTION"), Commodore CFC Technologies, Inc., a wholly owned subsidiary of the Company ("CFC Technologies"), and certain other wholly owned subsidiaries of the Company. Mr. Hannesson was a private investor and business consultant from 1990 to 1993, and was also an officer and director of Specialty Retail

Services, Inc. from 1989 to August 1991. He served as Chairman of the Board of Lanxide Corporation ("LANXIDE"), a research and development company developing metal and ceramic materials, from 1983 to February 1998. Mr. Hannesson is the brother-in-law of Bentley J. Blum, a Director of the Company.

KENNETH L. ADELMAN, PH.D. -- AGE 53
Director since July 1996

     Dr. Adelman joined the Board of Directors of the Company and Environmental in July 1996 and was appointed Vice Chairman of the Company in April 1998. Dr. Adelman also served as Executive Vice President--Marketing and International Development of the Company from May 1997 to March 1998, and has served as Executive Vice President--Marketing and International from April 1998 to December 1998. Dr. Adelman resigned as a Director in Environmental in July 1998. Dr. Adelman also joined the Board of Directors of Separation in April 1997. Dr. Adelman served as President and Chief Operating Officer of Solution from November 1997 to April 1998. Since 1987, Dr. Adelman has been an independent consultant on international issues to various corporations, including Lockheed Martin Marietta Corporation and Loral Corporation. Previously, Dr. Adelman held positions of responsibility in arms control during most of the Reagan Administration. From 1983 to the end of 1987, he was director of the United States Arms Control and Disarmament Agency. Dr. Adelman was a Professor at Georgetown University and writer for Washingtonian Magazine from 1987 to 1991. From 1985 to 1987, Dr. Adelman accompanied President Ronald Reagan on summits with Mikhail Gorbachev and negotiated with Soviet diplomats on nuclear and chemical weapons control issues. He also headed the United States' team on annual arms control discussions with top-level officials of the People's Republic of China from 1983 through 1986. From 1981 to 1983, he served as Deputy United States Representative to the United Nations with the rank of Ambassador Extraordinary and Plenipotentiary. Dr. Adelman holds M.A. and Ph.D. degrees from Georgetown University.

BENTLEY J. BLUM -- AGE 58
Director since March 1996


     Mr. Blum has served as a Director of the Company since March 1996 and served as its Chairman of the Board from March to November 1996. Mr. Blum has served as a director of Environmental since 1984 and served as its Chairman of the Board from 1984 to November 1996. Mr. Blum also currently serves as a director of each of Separation, Solution and CFC Technologies. For more than 15 years, Mr. Blum has been actively engaged in real estate acquisitions and currently is the sole stockholder and director of a number of corporations that hold real estate interests, oil drilling interests and other corporate interests. Mr. Blum is a director of each of the following companies: Federal Resources Corporation, a company formerly engaged in manufacturing, retail distribution and natural resources development; and North Valley Development Corp., an inactive real estate development company. Mr. Blum is a principal stockholder of Environmental. Mr. Blum is the brother-in-law of Paul
E. Hannesson, the Chairman of the Board, President and Chief Executive Officer of the Company.

HERBERT A. COHEN -- AGE 66
Director since July 1996

     Mr. Cohen has served as a Director of the Company and Environmental since July 1996 and joined the Board of Directors of Separation in March 1998. Mr. Cohen resigned as a Director in Environmental in July 1998. Mr. Cohen has been a practicing negotiator for the past three decades acting in an advisory capacity in hostage negotiations and crisis management. He has been an advisor to Presidents Carter and Reagan in the Iranian hostage crisis, the government's response to the skyjacking of TWA Flight 847 and the seizure of the Achille Lauro. Mr. Cohen's clients have included large corporations and government agencies such as the United States Department of State, the Federal Bureau of Investigation, the Conference of Mayors, the Bureau of Land Management, Lands and Natural Resources Division in conjunction with the Environmental Protection Agency, and the United States Department of Justice. In addition, Mr. Cohen was an advisor and consultant to the Strategic Arms Reduction Talks negotiating team. Mr. Cohen holds a law degree from New York University School of Law, and has lectured at numerous academic institutions.

DAVID L. MITCHELL -- AGE 78
Director since July 1996

     Mr. Mitchell has served as a Director of the Company and Environmental since July 1996 and as a director of Separation since April 1997. Mr. Mitchell resigned as a Director in Environmental in July 1998. Mr. Mitchell has also served as a consultant to the Company since July 1997. For the past thirteen years, Mr. Mitchell has been President and co-founder of Mitchell & Associates, Inc., a banking firm providing financial advisory services in connection with corporate mergers, acquisitions and divestitures. Prior to forming Mitchell & Associates in 1982, Mr. Mitchell was a Managing Director of Shearson/American Express Inc. from 1979 to 1982, a Managing Director of First Boston Corporation from 1976 to 1978, and a Managing Director of the investment banking firm of S.G. Warburg & Company from 1965 to 1976. Mr. Mitchell holds a bachelor's degree from Yale University.

EDWARD L. PALMER -- AGE 82
Director since August 1998

     Mr. Palmer joined the Board of Directors of the Company in August 1998. Mr. Palmer is the retired Chairman of the Executive Committee and former director of CitiCorp and Citibank, N.A. Mr. Palmer was Trustee Emeritus of Brown University, New York Philharmonic and The Metropolitan Museum of Art. Mr. Palmer served as director of Borg-Warner Corp., CitiCorp, Corning Incorp., Del Monte Corp., First Boston Corp., Grindlays Banks, plc, Kissinger Associates, Monsanto Co., Mutual Life Ins., Phelps Dodge Corp., Union Pacific Corp., and Washington National Bank Corp.

WILLIAM R. TOLLER -- AGE 69
Director since March 1998

     Mr. Toller joined the Board of Directors of the Company in March 1998. Mr. Toller has also served as a member of the Board of Directors of Separation since April 1997 and has served as a consultant to Environmental since July 1997. Mr. Toller served as the Vice Chairman of Lanxide from July 1997 to February 1998. Mr. Toller also currently serves as Chairman and Chief Executive Officer of Titan Consultants, Inc. Mr. Toller had been the Chairman and Chief Executive Officer of Witco Corporation since October 1990 until his retirement in July 1996. Mr. Toller joined Witco in 1984 as an executive officer when it acquired the Continental Carbon Company of Conoco, Inc., where he had been its President and an officer since 1955. Mr. Toller is a graduate of the University of Arkansas with a Bachelor's degree in Economics, and the Stanford University Graduate School Executive Program. Mr. Toller serves on the board of directors of Chase Industries, Inc., Fuseplus, Inc., where he is also Chairman of the Organization and Compensation Committee, and the United States Chamber of Commerce, where he is also a member of the Labor Relations and International Policy Committees. Mr. Toller is also a member of the Board of Trustees and the Executive and Finance Committees of the International Center for the Disabled, a member of the Board of Associates of the Whitehead Institute for Biomedical Research, a member of the National Advisory Board of First Commercial Bank in Arkansas, a member of the Dean's Executive Advisory Board and the International Business Committee at the University of Arkansas, College of Business Administration, and a member of the Board of Presidents of the Stamford Symphony Orchestra.

     Messrs. Hannesson and Blum are brothers-in-law. No family relationship exists among any other Directors or executive officers of the Company. No arrangement or understanding exists between any Director and any other person pursuant to which any Director was selected as a Director of the Company.

     The Board of Directors recommends that stockholders vote "FOR" the election of the nominees for directors listed above.

         INFORMATION REGARDING BOARD MEETINGS, COMMITTEES AND MANAGEMENT

     The Board of Directors held 18 meetings and took certain actions by written consent during the year ended December 31, 1998. Each incumbent Director attended, either in person or by telephone, at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

COMMITTEES OF THE BOARD

     Audit Committee. The Board of Directors has a standing Audit Committee that is presently composed of David L. Mitchell (Chairman) and William R. Toller, neither of which is an employee of the Company. The Audit Committee held 2 meetings during 1998. The responsibilities of the Audit Committee include recommending to the Board of Directors the firm of independent accountants to be retained by the Company, reviewing with the Company's independent accountants the scope and results of their audits, reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff, supervising the Company's policies relating to business conduct and dealing with conflicts of interest relating to officers and Directors of the Company.

     Compensation, Stock Option and Benefits Committee. The Board of Directors also has a standing Compensation, Stock Option and Benefits Committee (the "COMPENSATION COMMITTEE") that is presently composed of Herbert A. Cohen (Chairman), David L. Mitchell and William R. Toller, none of whom is an employee of the Company. The Compensation Committee held 4 meetings during 1998. The responsibilities of the Compensation Committee include establishing and reviewing employee and consultant/advisor compensation, bonuses and incentive compensation awards, administering and interpreting the Company's 1998 Stock Option Plan (the "1998 PLAN"), and determining the recipients, amounts and other terms (subject to the requirements of the 1998 Plan) of options that may be granted under the Plan from time to time and providing guidance to management in connection with establishing additional benefit plans.

     Executive and Finance Committee. The Board of Directors has an Executive and Finance Committee that is presently composed of Paul E. Hannesson (Chairman), Bentley J. Blum and David L. Mitchell. Mr. Hannesson is the Chairman of the Board, President and Chief Executive Officer of the Company. Messrs. Blum and Mitchell are not employees of the Company. The Executive and Finance Committee held 0 meetings during 1998. The Executive and Finance Committee has the authority and responsibility of the full Board of Directors to supervise and oversee the financial practices and policies of the Company, to oversee the adoption of significant accounting policies, and to manage the Company between meetings of the Board of Directors, subject to certain limitations. The Executive and Finance Committee also has the authority and responsibility for making recommendations to the Board of Directors regarding nominees to serve as Directors of the Company. The Executive and Finance Committee will consider nominees for Directors recommended by stockholders.

     Nominating Committee. The Board of Directors does not have a standing nominating committee. The Executive and Finance Committee of the Board of Directors perform the functions of a nominating committee.

COMPENSATION OF DIRECTORS

     Non-management Directors of the Company received Director's fees of $500 per meeting for attendance at Board of Directors meetings from January 1998 through August of 1998, and $375 per meeting from September 1998 through December 1998 and are reimbursed for actual expenses incurred in respect of such attendance. The Company does not separately compensate employees for serving as Directors.

     CURRENT MANAGEMENT

     The names and ages of the executive officers of the Company and certain senior executive officers of the Company's operating subsidiaries, and their positions with the Company and/or the Company's subsidiaries are as follows:

         NAME                 AGE        POSITION
         ----                 ---        --------

Paul E. Hannesson             59        Chairman of the Board, President and
                                        Chief Executive Officer

James M. DeAngelis            39        Vice President-Finance and Treasurer

William E. Ingram             54        Vice President and Controller

Peter E. Harrod, P.E.         48        President of Advanced Sciences and
                                        President and Chief Operating Officer
                                        of Solution

     See "Proposal 1--Election of Directors" above for certain biographical information concerning Paul E. Hannesson.

     Peter E. Harrod, P.E. has served as an executive officer of Commodore Advanced Sciences, Inc. ("ADVANCED SCIENCES") since 1991 and as its President since October 1996. Mr. Harrod was appointed President and Chief Operating Officer of Solution in April 1998, after having served as its Senior Vice President since November 1997. Prior to such time, Mr. Harrod held numerous executive positions in environmental engineering, hazardous waste remediation, design engineering and construction management companies, including ABB Environmental Services, Inc. from 1983 to 1991, Neil & Gunter, Inc. from 1981 to 1983 and E.C. Jordan Co. from 1975 to 1981. Mr. Harrod is currently a member of the National Society of Professional Engineers and the American Society of Civil Engineers, and is the author of several environmental, remediation and design engineering publications. Mr. Harrod received M.S. and B.S. degrees in Civil Engineering from the University of Vermont.

     Mr. Ingram served as the Company's Vice President and Controller from October 1996 to March 1997, as its Vice President--Finance from March to May 1997, and was re-appointed Vice President and Controller in June 1997. Mr. Ingram has also served as Vice President and Controller of Separation, Solution and CFC Technologies since June 1997 and served as Vice President and Controller of Environmental from June 1997 to June 1998. Prior to such time, from January 1995 to September 1996, Mr. Ingram was Chief Financial Officer of HydroChem Industrial Services, Inc., a privately owned company providing high-pressure water and chemical cleaning services primarily to the petrochemical industry. Mr. Ingram was Vice President and Region Controller for Chemical Waste Management, Inc. ("CWM") from September 1983 to December 1994. CWM, a subsidiary of Waste Management, Inc., provides hazardous waste treatment and disposal services to a wide range of government and industrial customers. Mr. Ingram also spent two years with the solid waste operations of Waste Management, Inc. Mr. Ingram is a Certified Public Accountant and has a M.B.A. from the University of Florida and a B.S. in Accounting from Florida Southern College.

     Mr. DeAngelis was appointed Vice President-Finance and Treasurer of the Company in July 1998. Mr. DeAngelis has also served as Senior Vice President--Sales & Marketing of Separation since July 1996, after having served as its Vice President--Marketing since November 1995. Mr. DeAngelis has also served as the President of CFC Technologies since September 1994, and served as Vice President--Marketing of Environmental from September 1992 to September 1995. Mr. DeAngelis holds a Masters in International Management degree from the American Graduate School of International Management. Mr. DeAngelis holds B.S. degrees in Biology and Physiology from the University of Connecticut.

     The Company's officers are elected by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. Messrs. Hannesson and Blum are brothers-in-law. No family relationship exists among any other Directors or executive officers of the Company. No arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected as an executive officer of the Company.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock with the Securities and Exchange Commission (the "COMMISSION") and each securities exchange on which the Company's Common Stock is traded. Such persons are required by Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended December 31, 1998, and upon a review of Forms 5 and amendments thereto furnished to the Company with respect to the year ended December 31, 1998, or upon written representations received by the Company from certain reporting persons that no Forms 5 were required for those persons, the Company believes that no Director, executive officer or holder of more than 10% of the outstanding shares of Common Stock failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, the year ended December 31, 1998, except Edward Romero, formerly a Director of the Company, who inadvertently failed to file a Form 4 with respect to a transaction that occurred in March, 1998 (such transaction was reported on Form 4 filed with the Commission on May 7, 1998).


                   EXECUTIVE COMPENSATION AND RELATED MATTERS

SUMMARY COMPENSATION

     The following table sets forth the amount of all compensation paid by the Company and/or its affiliates and allocated to the Company's operations for services rendered during each of 1998, 1997, and 1996 to all persons serving as the Company's Chief Executive Officer during 1998, to each of the Company's four most highly compensated executive Officers other than the Chief Executive Officer whose total salary and bonus compensation exceeded $100,000 during any such year, and to two additional individuals who served as executive Officers of the Company during 1998, but not at December 31, 1998.

                                                     SUMMARY COMPENSATION TABLE
                                                       ANNUAL
                                                    COMPENSATION                           LONG-TERM COMPENSATION
                               ---------------------------------------------------     ------------------------------
                                                                            OTHER                    SECURITIES
                                                                           ANNUAL      RESTRICTED      UNDER-    LTIP    ALL OTHER
                                                                           COMPEN-       STOCK         LYING     PAY-     COMPEN-
    NAME AND PRINCIPAL                         SALARY          BONUS       SATION       AWARD(S)      OPTIONS    OUTS      SATION
         POSITION              YEAR              ($)            ($)         ($)           ($)          (#)        ($)        ($)
    ------------------         ----           ----------     ---------    --------     ----------    ----------  -----   ---------
Paul E. Hannesson              1998           250,526(1)        -0-        7,700(3)       -0-        577,500      -0-        -0-
Chief Executive Officer        1997           250,256(1)     63,356(2)    15,205(3)       -0-          -0-        -0-        -0-
                               1996           265,836(1)     50,000(2)      -0-           -0-        400,000      -0-        -0-

Kenneth L.. Adelman, Ph.D.     1998           179,854(4)       -0-          -0-           -0-         70,000(6)   -0-        -0-
Executive Vice President       1997            83,444(4)     54,937(5)      -0-           -0-        150,000      -0-        -0-
                               1996              -0-           -0-          -0-           -0-         67,500(6)   -0-        -0-

Michael D. Fullwood            1998            52,067(7)       -0-          -0-           -0-          -0-        -0-        -0-
Former Senior Vice President   1997            68,620(7)     38,463(8)      -0-           -0-        125,000      -0-        -0-
                               1996              -0-           -0-          -0-           -0-          -0-        -0-        -0-

Rayburn Hanzlik(9)             1998            69,779(10)    13,750(11)-    -0-           -0-          -0-        -0-        -0-
Former Chief Administrative    1997            79,123(10)    16,481(11)     -0-           -0-         75,000      -0-        -0-
Officer                        1996              -0-           -0-          -0-           -0-           -0-       -0-        -0-

Carl O. Magnell (12)           1998            54,124(13)      -0-          -0-           -0-           -0-       -0-        -0-
Former Vice President          1997            94,430(13)    13,750(14)     -0-           -0-        107,500      -0-        -0-
                               1996              -0-           -0-          -0-           -0-          -0-        -0-        -0-

William E. Ingram (15)         1998            82,500(16)      -0-          -0-           -0-        150,000      -0-        -0-
Vice President & Controller    1997            82,500(16)    16,500(17)     -0-           -0-        150,000      -0-        -0-
                               1996              -0-           -0-          -0-           -0-          -0-        -0-        -0-

Peter E Harrod(18)             1998           170,653(19)      -0-          -0-           -0-        255,000      -0-        -0-
Vice President & President     1997           150,807(19)    45,000(20)     -0-           -0-        125,000      -0-        -0-
ASI                            1996            33,625(19)     4,125(20)     -0-           -0-          -0-        -0-        -0-

James M. DeAngelis(21)         1998            72,500(22)      -0-          -0-           -0-        181,250      -0-        -0-
Vice President & Treasurer     1997              -0-           -0-          -0-           -0-          -0-        -0-        -0-
                               1996              -0-           -0-          -0-           -0-          -0-        -0-        -0-

----------

(1) Represents the amount of Mr. Hannesson's base salary allocated to the Company. Mr. Hannesson's total base salary for 1997 and 1998 was $395,000 and $434,500, (25% of base salary was deferred as of October 5, 1998; base salary adjusted to $330,000 ), respectively. Certain portions of such base salary were also allocated to Environmental and Separation. See "Certain Relationships and Related Transactions--Services Agreement."

(2) Represents the amount of Mr. Hannesson's annual incentive bonus allocated to the Company. Mr. Hannesson's total annual incentive bonus for 1997 and 1998 was $100,000 and $0 respectively. Certain portions of his 1997 annual incentive bonus was allocated to Environmental and Separation.

(3) Represents the amount of Mr. Hannesson's automobile allowance allocated to the Company. Mr. Hannesson's total automobile allowance for 1997 was $24,000 and for 1998 was $12,000, certain portions of which were also allocated to Environmental and Separation.

(4) Represents the amount of Dr. Adelman's base salary allocated to the Company. Dr. Adelman's total base salary for 1997 and 1998 was $151,980 and $400,500 respectively. Certain portions of such base salary were also allocated to Environmental and Separation. Dr. Adelman resigned his management positions effective December 31, 1998.

(5) Represents the amount of Dr. Adelman's annual incentive bonuses allocated to the Company. Dr. Adelman's total annual incentive bonus for 1997 and 1998 was $100,000 and $0 respectively. Certain portions of such annual incentive bonuses were also allocated to Environmental and Separation. Dr. Adelman resigned his management positions effective December 31, 1998.

(6) Represents shares of Common Stock underlying stock options granted to Dr. Adelman by the Company in his capacity as a director of the Company.

(7) Represents the amount of Mr. Fullwood's base salary allocated to the Company. Mr. Fullwood's total base salary for 1997 and 1998 was $133,805 and $260,000 respectively. Mr. Fullwood resigned his position as Senior Vice President of the Company in July of 1998. Certain portions of such base salary were also allocated to Environmental and Separation.

(8) Represents the amount of Mr. Fullwood's annual incentive bonus allocated to the Company. Mr. Fullwood's total annual incentive bonuses for 1997 and 1998 was $75,000 and $0 respectively. Certain portions of his 1997 annual incentive bonus were also allocated to Environmental and Separation. Mr. Fullwood resigned his position as an Officer of the Company in July of 1998.

(9) Mr. Hanzlik served as General Counsel, Chief Administrative Officer and Secretary of the Company from January to April 1997. Mr. Hanzlick served as Chief Administrative Officer of the Company from April 1997 to August 1998. Mr. Hanzlick resigned his position as an Officer of the Company in August of 1998.

(10) Represents the amount of Mr. Hanzlik's base salary allocated to the Company. Mr. Hanzlik's total base salary for 1997 and 1998 was $144,025 and $165,000 respectively. Certain portions of such base salary were also allocated to Environmental and Separation. Mr. Hanzlick resigned his position as an Officer of the Company in August of 1998.

(11) Represents the amount of Mr. Hanzlik's annual incentive bonuses allocated to the Company. Mr. Hanzlik's total annual incentive bonus for 1997 and 1998 was $30,000 and $25,000 respectively. Certain portions of such annual incentive bonuses were also allocated to Environmental and Separation. Mr. Hanzlick resigned his position as an Officer of the Company in August of 1998.

(12) Mr. Magnell served as Vice President, Business Development of the Company from January 1997 to July 1998. Mr. Magnell resigned his position as Vice President, Business Development, of the Company in July of 1998.

(13) Represents the amount of Mr. Magnell's base salary allocated to the Company. Mr. Magnell's total base salary for 1997 and 1998 was $165,000 and $180,000 respectively. Certain portions of such base salary were also allocated to Environmental and Separation. Mr. Magnell resigned his position as an Officer of the Company in July of 1998.

(14) Represents the amount of Mr. Magnell's annual incentive bonuses allocated to the Company. Mr. Magnell's total annual incentive bonus for 1997 and 1998 was $25,000 and $0 respectively. Certain portions of his 1997 annual incentive bonus was allocated to Environmental and Separation. Mr. Magnell resigned his position as an Officer of the Company in July of 1998.

(15) Mr. Ingram served as Vice President and Controller from October 1996 to March 1997, as Vice President- Finance from March to May 1997, and as Vice President and Controller of the Company from June 1997 to present.

(16) Represents the amount of Mr. Ingram's base salary allocated to the Company. Mr. Ingram's total base salary for both 1997 and 1998 was $150,000. Certain portions of such base salary were also allocated to Environmental and Separation.

(17) Represents the amount of Mr. Ingram's annual incentive bonuses allocated to the Company. Mr. Ingram's total annual incentive bonus for 1997 and 1998 was $30,000 and $0 respectively. Certain portions of his 1997 annual incentive bonus was allocated to Environmental and Separation.

(18) Mr. Harrod served as President of Advanced Sciences, a wholly owned subsidiary of the Company, from November 1996 to present and serves as President of Commodore Solution Technologies, Inc., a wholly owned subsidiary of the Company since January 1999.

(19) Represents the amount of Mr. Harrod's base salary allocated to the Company, through its wholly owned subsidiary, Advanced Sciences. Mr. Harrod's total base salary for 1996, 1997 and 1998 was $134,500, $150,000, and $170,000
     respectively.

(20) Represents the amount of Mr. Harrod's annual incentive bonus allocated to the Company. Mr. Harrod's total annual incentive bonus, under Advanced Sciences (a wholly owned subsidiary of the Company) management bonus program, for 1996, 1997, and 1998 was $16,500, $45,000, and $0
     respectively.

(21) Mr. DeAngelis served as Vice President and Treasurer of the Company since July 1998.

(22) Represents the amount of Mr. DeAngelis' base salary allocated to the Company. Mr. DeAngelis' total base salary for 1998 was $145,000.

STOCK OPTIONS

     The following table sets forth certain information concerning options granted during the year ended December 31, 1998 to the individuals listed in the Summary Compensation Table pursuant to the Company's 1998 Stock Option Plan (the "1998 PLAN"). The Company has no outstanding stock appreciation rights and granted no stock appreciation rights during the year ended December 31, 1998.

                                            OPTION GRANTS IN LAST FISCAL YEAR
                                                Individual Grants
                           -----------------------------------------------------------------
                                                                                                 Potential Realizable
                                                                                                 Value at Assumed
                           Number of                                                             Annual Rates of Stock
                           Securities      Percent of Total                                      price Appreciation for
                           Underlying      Options Granted    Exercise of                        Option Term (7)
                           Options         to Employees in    Base Price                         ----------------------
NAME                       Granted (#)     Fiscal Year (6)    ($/SH)         Expiration Date     5% ($)         10% ($)
----                       -----------     ---------------    -----------    ---------------     ------         -------
PAUL E. HANNESSON          577,500(1)      16%                0.4375         11/14/08            75,872         718,093

PETER E. HARROD            255,000(2)      7%                 0.4375         11/14/08            33,502         317,800

JAMES M. DEANGELIS         181,250(3)      5%                 0.4375         11/14/08            23,813         225,376

KENNETH L. ADELMAN, PH.D    70,000(4)      2%                 0.4375         11/14/08             9,197          87,042

WILLIAM E. INGRAM          150,000(5)      4%                 0.4375         12/14/08            19,707         186,518

---------------

(1) Options to purchase 577,000 shares of Common Stock were granted to Mr. Hannesson in December, 1998 pursuant to the 1998 Plan and are fully vested and exercisable.

(2) Options to purchase 255,000 shares of Common Stock were granted to Mr. Harrod in December, 1998 pursuant to the 1998 Plan. Forty percent (40%) of such options (i.e., options for 102,000 shares) are currently exercisable; the remaining shares will vest and become exercisable over the next three year period in equal amounts (i.e., 51,000 shares will become exercisable on each of December 14, 1999, 2000 and 2001). Unless Mr. Harrod exercises such options, they will expire on December 14, 2008 (subject to prior termination in accordance with the applicable stock option agreements). Upon announcement of a Change in Control (pursuant to and as defined in the 1998 Plan) with respect to the Company, such options will become immediately exercisable. Upon consummation of a Change in Control, all unexercised options will terminate.

(3) Options to purchase 181,250 shares of Common Stock were granted to Mr. DeAngelis in December, 1998 pursuant to the 1998 Plan and are fully vested and exercisable.

(4) Options to purchase 70,000 shares of Common Stock were granted to Dr. Adelman as a Director in December, 1998 pursuant to the 1998 Plan and are fully vested and exercisable, as are all stock options granted to the Directors of the Company (the Company has granted options to purchase 70,000 shares of Common Stock under the 1998 Plan to each of the Company's Directors).

(5) Options to purchase 150,000 shares of Common Stock were granted to Mr. Ingram in December, 1998 pursuant to the 1998 Plan. Forty percent (40%) of such options (i.e., options for 60,000 shares) are currently exercisable; the remaining shares will vest and become exercisable over the next three year period in equal amounts (i.e., 30,000 shares will become exercisable on each of December 14, 1999, 2000 and 2001). Unless Mr. Ingram exercises such options, they will expire on December 14, 2008 (subject to prior termination in accordance with the applicable stock option agreements). Upon announcement of a Change in Control (pursuant to and as defined in the 1998 Plan) with respect to the Company, such options will become immediately exercisable. Upon consummation of a Change in Control, all unexercised options will terminate.

(6) Percentages based on 3,576,412 stock options granted under the 1998 Plan during the year ended December 31, 1998. Such number does not include any of the options granted under the 1996 Plan, and those awarded in 1997, which were rescinded with the adoption of the 1998 Plan.

(7) The closing price per share for the Company's Common Stock on December 31, 1998 was $0.31. The closing price is used for all the subsequent stock appreciation calculations.

The following table sets forth certain information concerning the exercise of options and the value of unexercised options held under the Plan at December 31, 1998 by the individuals listed in the Summary Compensation Table.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
                                                                             NUMBER OF                   VALUE OF
                                                                             SECURITIES                 UNEXERCISED
                                                                             UNDERLYING                IN-THE-MONEY
                                                                            UNEXERCISED                   OPTIONS
                                                                              OPTIONS                 AT FISCAL YEAR-
                                      SHARES            VALUE          AT FISCAL YEAR-END(#)              END($)
                                    ACQUIRED ON       REALIZED              EXERCISABLE/               EXERCISABLE/
             NAME                  EXERCISE (#)        ($)(1)              UNEXERCISABLE             UNEXERCISABLE(2)
             ----                  -------------      --------         ---------------------         ----------------
PAUL E. HANNESSON...........           -0-              -0-                   577,500/0                   -0-/-0-

KENNETH L. ADELMAN, PH.D.              -0-              -0-                    70,000/0                   -0-/-0-

MICHAEL D. FULLWOOD.........           -0-              -0-                      0/0                      -0-/-0-

RAYBURN HANZLIK.............           -0-              -0-                      0/0                      -0-/-0-

CARL O. MAGNELL.............           -0-              -0-                      0/0                      -0-/-0-

PETER E. HARROD.............           -0-              -0-                102,000/153,000                -0-/-0-

WILLIAM E. INGRAM...........           -0-              -0-                 60,000/90,000                 -0-/-0-

JAMES M. DEANGELIS..........           -0-              -0-                   181,250/0                   -0-/-0-

--------------

(1) Represents the difference between the last reported sale price of the Common Stock on December 31, 1998 ($0.31), and the exercise price of the option ($0.4375) multiplied by the applicable number of options exercised.

(2) Represents the difference between the exercise price and the closing price on the date of exercise, multiplied by the number of shares acquired.


EMPLOYMENT AGREEMENTS

     Paul E. Hannesson, the Company's Chairman of the Board, President and Chief Executive Officer, entered into an employment agreement with Environmental on November 18, 1996 for a term expiring on December 31, 1999. Pursuant to such employment agreement, Mr. Hannesson agreed to devote his business and professional time and efforts to the business of Environmental as a senior executive officer, and to serve in senior executive positions with one or more of Environmental's subsidiaries at the time, including the Company. The employment agreement provides that Mr. Hannesson shall receive, among other things, a base salary at an annual rate of $395,000 through December 31, 1997, and will receive not less than $434,500 through December 31, 1998 and not less than $477,950 through December 31, 1999, for services rendered to Environmental and certain of its affiliates, including the Company. Pursuant to the employment agreement, Mr. Hannesson received, among other things: (i) a signing bonus of
(a) $150,000 cash and (b) options to purchase 950,000 shares of Common Stock of Environmental, which options vested on the date of his employment agreement; and
(ii) options to purchase an aggregate of 2,500,000 additional shares of Common Stock of Environmental, exercisable in installments over a period of five years commencing on the date of his employment agreement. Mr. Hannesson also received options to purchase Common Stock of the Company and Separation in the amount of 1.0% of each company's total outstanding shares of Common Stock on the date of grant, and is eligible to receive incentive compensation of up to $225,000 per year for achieving certain goals.

     In June 1998, Mr. Hannesson's Employment Agreement was assigned from Environmental to the Company. On September 28, 1998, the Company sold Separation to Environmental and, effective as of that date, the costs associated with Mr. Hannesson's employment agreement ceased being allocated to Separation. Effective June 30, 1998, the Company accepted an assignment from Environmental of the Employment Agreement between Mr. Hannesson, the Company's Chairman and CEO, and Environmental. The Company accepted the assignment in view of the fact that Mr. Hannesson had resigned as an officer and director of Environmental and for some time had been and has continued to devote his full time as a Director and officer of the Company. The Company's Board of Directors approved the Company's acceptance of the assignment of Mr. Hannesson's Employment Agreement. Mr. Hannesson's Employment Agreement is scheduled to expire on December 31, 1999 and provides for an annual base salary of $477,950.00 in the third year of that contract ending December 31, 1999. A portion of Mr. Hannesson's base salary for 1998 (25% of base salary $434,500), was deferred as of October 5, 1998; base salary adjusted to $330,000). A portion of Mr. Hannesson's base salary for 1999 (31% of $477,950), was deferred as of January 1, 1999.

     Kenneth L. Adelman, Ph.D., the Company's Executive Vice President--Marketing and International Development, entered into an employment agreement with the Company on May 7, 1997 for a term expiring on April 30, 2000. Pursuant to such employment agreement, Dr. Adelman agreed to devote his business and professional time and efforts to the business of the Company as its Executive Vice President--Marketing and International Development. The employment agreement provided that Dr. Adelman would receive, among other things, a fixed base salary at an annual rate of $250,000 for services rendered to the Company. Dr. Adelman resigned his management positions in the Company as of December 31, 1998 and received severance pay and benefits, which terminated June 30, 1999.

     James M. DeAngelis, the Company's Vice President of Finance and Treasurer, entered into an Employment Agreement with Separation in September of 1996. Effective June 30, 1998, the Company accepted an assignment from Separation of an Employment Agreement between James M. DeAngelis and Separation. The Company accepted the Assignment of Mr. DeAngelis' Employment Agreement because Mr. DeAngelis was appointed as the Vice President Finance of the Company effective June 30, 1998 and on that date began to work almost exclusively for the Company. The Company's Board of Directors approved the Company's acceptance of the assignment of Mr. DeAngelis' Employment Agreement. Mr. DeAngelis' Employment Agreement is scheduled to expire on December 31, 1999, provides for an annual base salary of $145,000 and contains the same provisions with respect to termination without cause, change of control or elimination of his position as are contained in Mr. Hannesson's agreement.

     William E. Ingram, the Company's Vice President and Controller, entered into an Employment Agreement with the Company in September of 1996. Mr. Ingram's Employment Agreement, which is scheduled to expire on December 31, 1999, provides for an annual base salary of $150,000.

     The employment agreements also provide for termination by the Company upon death or disability (defined as three aggregate months of incapacity during any 365-consecutive day period) or upon conviction of a felony crime of moral turpitude or a material breach of their obligations to the Company. In the event the Company terminates any of the employment agreements, or the executive's position with the Company is eliminated, without cause, such executive will be entitled to compensation for the balance of the term of such agreement.

     The employment agreements also contain covenants (a) restricting the executive from engaging in any activities competitive with the business of the Company during the terms of such employment agreements and for a period of one year thereafter, (b) prohibiting the executive from disclosure of confidential information regarding the Company at any time, and (c) confirming that all intellectual property developed by the executive and relating to the business of the Company constitutes the sole and exclusive property of the Company. See "Certain Relationships and Related Transactions--Services Agreement." All of the foregoing employment agreements require the full-time services of the employees, subject to permitted service with profession-related service organizations and other outside activities that do not materially interfere with the individual's duties to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The individuals who served as members of the Compensation, Stock Option and Benefits Committee (the "COMPENSATION Committee") during the year ended December 31, 1998 were Herbert A. Cohen (Chairman), David L. Mitchell, and William R. Toller, all of whom were non-employee Directors of the Company. Messrs. Cohen, Mitchell and Toller also constituted the Compensation, Stock Option and Benefits Committee of Environmental, and Messrs. Mitchell and Toller also constituted the Compensation, Stock Option and Benefits Committee of Separation at December 31, 1998. Mr. Mitchell served as a consultant to the Company from July 15, 1997 to August 14, 1998, and received compensation in the amount of $10,000 per month for services rendered to the Company in such capacity.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee was established in November 1996 and is responsible for, among other things, establishing the compensation policies applicable to executive Officers of the Company. All decisions of the Compensation Committee relating to the compensation of the Company's executive Officers are reviewed by, and are subject to the final approval of, the full Board of Directors of the Company. Set forth below is a report prepared by Mr. Cohen, Mr. Mitchell and Mr. Toller in their capacities as members of the Compensation Committee at December 31, 1998, addressing the Company's compensation policies for 1998 as they affected the Company's executive Officers.


                             OVERVIEW AND PHILOSOPHY

     The Company's executive compensation program is designed to be linked to corporate performance and returns to stockholders. Of particular importance to the Company is its ability to grow and to enhance its competitiveness for the rest of the decade and beyond. Shorter-term performance, although scrutinized by the Compensation Committee, stands behind the issue of furthering the Company's strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals.

The objectives of the Company's executive compensation program are to:

     o    attract, motivate and retain the highest quality executives;

     o motivate them to achieve tactical and strategic objectives in a manner consistent with the Company's corporate values; and

     o link executive and stockholder interest through equity-based plans and provide a compensation package that recognizes individual contributions as well as overall business results.

     To achieve these objectives, the Company's executive compensation program is designed to:

     o focus participants on high priority goals to increase stockholder value;

     o encourage behavior that exemplifies the Company's values relating to customers, quality of performance, employees, integrity, teamwork and good citizenship;

     o assess performance based on results and pre-set goals that link the business activities of each individual to the goals of the Company; and

     o increase stock ownership to promote a proprietary interest in the success of the Company.


                         EXECUTIVE OFFICER COMPENSATION

     Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to certain other public companies that, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. It is the Compensation Committee's policy to establish overall compensation for executive officers of the Company taking into account the levels of compensation paid for such positions by such other public companies. A variety of other factors, however, including position and time in position, experience, and both Company performance and individual performance, will have an effect on individual compensation amounts.

     The key elements of the Company's executive compensation program in 1998 consisted of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the Company's Chief Executive Officer, are discussed below.

     BASE SALARIES. Base salaries for executive Officers are established by an annual evaluation of the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the positions held, contribution toward achievement of the Company's strategic plans, attainment of specific individual objectives and interpersonal managerial skills) and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at other similar public companies.

     In 1998, total compensation paid to executives was based primarily upon the terms of their employment agreements with the Company, if any, upon individual performance and the extent to which the business plans for their areas of responsibility were achieved or exceeded.

     Mr. Hannesson, the Chairman of the Board, President and Chief Executive Officer of the Company and Environmental, and the Chairman of the Board and Chief Executive Officer of Solution, Separation and CFC Technologies, receives annual compensation based upon, among other things, the terms of his employment agreement. Pursuant to the terms of his employment agreement, Mr. Hannesson is entitled to receive a base salary at an annual rate of not less than $434,500 through December 31, 1998. Mr. Hannesson agreed to a base salary deferment so that he will receive a base salary at an annual rate of $330,000 from October 5, 1998 for services rendered to the Company.

     The members of the Compensation Committee establish the amount actually received by Mr. Hannesson each year as base salary for services rendered to the Company and its affiliates. In establishing Mr. Hannesson's base salary for 1998, the Compensation Committee took into account the salaries of chief executive officers at other similar public companies, future objectives and challenges, and Mr. Hannesson's individual performance, contributions and leadership. The Compensation Committee reviewed in detail Mr. Hannesson's achievement of his 1997 goals and his individual contributions to the Company and its affiliates. The Compensation Committee concluded that he had achieved his 1997 goals and had provided a leadership role in achieving the Company's and its affiliates' strategic priorities for 1997. The Compensation Committee also considered Mr. Hannesson's decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company and its affiliates for their respective stockholders. In making its salary decisions with respect to Mr. Hannesson, the Compensation Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

     Mr. Hannesson's base salary increased from $395,000 for 1997 to $434,500 for 1998, representing an increase of approximately 10%. On October 5, 1998, Mr. Hannesson agreed to defer a portion of his base salary (25%), reducing his base salary to $330,000. Starting base salary was allocated among the Company, Environmental and Separation based upon the amount of time and effort devoted by Mr. Hannesson to the respective businesses of such companies. Consequently, the Company, Environmental and Separation paid $260,526, $58,658 and $94,504, respectively, of such salary. Mr. Hannesson also received an automobile allowance of $12,000 for 1998, and the Company, Environmental and Separation paid $7,700, $1,620 and $2,610, respectively, of such allowance.

     ANNUAL INCENTIVE BONUS. Annual incentive bonuses for executive officers are intended to reflect the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company. For 1998, no annual incentive bonuses were paid to the individuals named in the Summary Compensation Table.

     Pursuant to his employment agreement with Environmental, Mr. Hannesson is eligible to receive incentive compensation of up to $225,000 per year for achieving certain of the performance goals set forth above. For 1998, Mr. Hannesson was awarded an incentive bonus of $0.

     STOCK OPTIONS. The Compensation Committee has the power to grant stock options under the 1998 Plan. With respect to executive officers, it has been the Compensation Committee's practice to grant, on an annual basis, stock options that vest at the rate of 20% upon grant and 20% in each calendar year thereafter for four years, and that are exercisable over a ten-year period at exercise prices per share set at the fair market value per share on the date of grant. Generally, the executives must be employed by the Company at the time the options vest in order to exercise the options and, upon announcement of a Change in Control (pursuant to and as defined in the 1998 Plan), such options become immediately exercisable. The Compensation Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

     A total of 3,576,412 stock options were granted pursuant to the 1998 Plan in 1998, 577,500 of which were granted to Mr. Hannesson and 656,250 of which were granted (in the aggregate) to 4 other individuals named in the Summary Compensation Table. Such number does not include 1,295,000 stock options granted to general employees under the 1996 Plan, which were rescinded on the issuance of the 1998 Plan. The number of stock options granted in 1998 were determined by reference to the long-term compensation for comparable positions at other similar public companies and based upon an assessment of individual performance.

EFFECT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

     The Compensation Committee's policy is to structure compensation awards for executive officers that will be consistent with the requirements of Section 162(m) of the U.S. Internal Revenue Code of 1986 (the "CODE"). Section 162(m) limits the Company's tax deduction to $1.0 million per year for certain compensation paid in a given year to the Chief Executive Officer and the four highest compensated executives other than the Chief Executive Officer named in the Summary Compensation Table. According to the Code and corresponding regulations, compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1.0 million deduction limitation. The Company's policy is to structure compensation awards for covered executives that will be fully deductible where doing so will further the purposes of the Company's executive compensation program. However, the Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible. The Company expects that all compensation payments in 1998 to the individuals listed in the Summary Compensation Table will be fully deductible by the Company.


                                   CONCLUSION

     The Compensation Committee believes that the quality of executive leadership significantly affects the long-term performance of the Company and that it is in the best interest of the stockholders to compensate fairly executive leadership for achievement meeting or exceeding the high standards set by the Compensation Committee, so long as there is a corresponding risk when performance falls short of such standards. A primary goal of the Compensation Committee is to relate compensation to corporate performance. Based on the Company's performance in 1998, the Compensation Committee believes that the Company's current executive compensation program meets such standards and has contributed, and will continue to contribute, to the Company's and its stockholders' long-term success.


                COMPENSATION, STOCK OPTION AND BENEFITS COMMITTEE
                           Herbert A. Cohen (Chairman)
                                David L. Mitchell
                                William R. Toller

     The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The Company's Common Stock and Warrants began trading publicly on June 28, 1996 at initial public offering prices of $6.00 per share and $0.10 per Warrant and are traded on the American Stock Exchange ("AMEX") under the symbols CXI and CXIW, respectively. On March 31, 1999, there were 113 holders of record of Common Stock and 35 holders of record of Warrants.


                COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG COMMODORE APPLIED TECHNOLOGIES, INC.,
                          THE AMEX MARKET VALUE INDEX
              AND THE DOW JONES POLLUTION CONTROL/WASTE MANAGEMENT
                                     INDEX


                    [GRAPHICAL REPRESENTATION OF DATA CHART]


                *$100 INVESTED ON 7/1/96 IN STOCK OR ON 6/30/96
                 IN INDEX - INCLUDING REINVESTMENT OF
                 DIVIDENDS.
                 FISCAL YEAR ENDING DECEMBER 31,


                 o COMMODORE APPLIED TECHNOLOGIES, INC.

                 o AMEX MARKET VALUE

                 o DOW JONES POLLUTION CONTROL/WASTE MANAGEMENT

The following table sets forth, for the fiscal periods shown, the high and low sale prices (rounded to the nearest cent) for the Common Stock and Warrants as reported on the Amex.

                                             COMMON STOCK          WARRANTS
                                            ---------------     ---------------
                                             HIGH      LOW      HIGH       LOW
                                            -----     -----     -----     -----
FISCAL 1997
     FIRST QUARTER ......................   $9.00     $4.00     $3.75     $1.00
     SECOND QUARTER .....................    8.25      5.25      2.88      1.13
     THIRD QUARTER ......................    5.94      4.13      1.63      0.81
     FOURTH QUARTER .....................    5.25      1.50      1.63      0.31
FISCAL 1998
     FIRST QUARTER ......................    6.75      2.56      2.06      0.75
     SECOND QUARTER .....................    5.19      1.75      1.50      0.63
     THIRD QUARTER ......................    2.81      0.19      0.81      0.06
     FOURTH QUARTER .....................    0.75      0.25      0.25      0.03

                               PROPOSAL 2

                  INCREASE IN AUTHORIZED COMMON STOCK

     The Company's Certificate of Incorporation presently authorizes the Company to issue 75,000,000 shares of Company Common Stock, of which 30,960,796 shares were issued and outstanding, and on a fully diluted basis, 60,654,570, as of November 26, 1999. The Board of Directors proposes that stockholders consider an amendment (the "AMENDMENT") to the Company's Certificate of Incorporation authorizing the Company to issue up to 100,000,000 shares of Common Stock.

Reasons for Increasing Authorized Common Stock

     The Board of Directors and management of the Company believe that the Amendment is needed to facilitate raising additional capital. In order for the Company to realize its business objectives, and thereby best serve the interests of current stockholders, the Company may require funds for use in making acquisitions, to fund joint venture obligations and to provide working capital. The authorization of an additional 25,000,000 shares of Common Stock would make those shares available for raising needed funds through stock issuances. Such stock issuances could be for cash, securities or other property, allowing the Company to respond flexibly to its future financial and capital requirements and to take advantage of favorable market conditions or business opportunities, including acquisitions.

     The Amendment could also be beneficial for other reasons. Shares of Common Stock could be issued in order to broaden the public ownership of, and enhance the market for, Common Stock, should the Board of Directors decide these are appropriate objectives in light of prevailing market conditions. Shares would also be available to be issued for other corporate purposes including in connection with stock splits or under employee benefit programs. Presently, the Board of Directors does not have any plans for a stock split or for a merger or other business combination in which shares of Common Stock would be issued.

     The additional shares of Common Stock authorized pursuant to the Amendment would be, subject to the laws of the State of Delaware, issuable at the discretion of the Board of Directors without, in most cases, the delays and expenses attendant with obtaining stockholder approval. To the extent required by Delaware law, stockholder approval would be solicited in the event shares of Common Stock were to be issued in connection with a merger. No stockholder of the Company will have any pre-emptive rights to purchase or subscribe for any shares of Common Stock made available by the Amendment.

     The issuance of any of the shares of Common Stock made available through the Amendment, otherwise than on a pro rata basis to all stockholders of the Company, would reduce the proportionate interest in the Company that each current stockholder of the Company would otherwise have after the Acquisition. At the present time the Company does not know the terms under which the shares made available by the Increase in Authorized Common Stock would be issued.

     The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote is required to approve the Increase in Authorized Common Stock.

The Board of Directors of the Company unanimously recommends that the company's stockholders vote "FOR" the approval and adoption of the amendment.


                                   PROPOSAL 3

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     On August 17, 1999, the Company terminated its former auditors, PricewaterhouseCoopers ("PWC"). Additionally, as of August 17, 1999, the Company retained Tanner + Co. ("TANNER") to serve as its auditors. The decision to terminate its relationship with PwC and to retain Tanner was approved by the Board of Directors of the Company.

     During the Registrant's past two fiscal years, PwC's report on the Company's financial statements neither contained any adverse opinions or disclaimers of opinions nor were qualified or modified as to uncertainty, audit scope or accounting principles, except that PwC's auditors report on the Company's consolidated financial statements for the year ended December 31, 1998 contained an explanatory paragraph relating to the Company continuing as a going concern due to the Company's recurring losses from operations and net cash outflows from operations.

     In connection with its audits for the past two fiscal years and through August 17, 1999, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

     No "reportable events" as described under Item 304(a)(1)(v) of Regulation S-K occurred during the Company's fiscal years ended December 31, 1998 and 1997. Prior to engaging Tanner, the Company did not consult Tanner regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     The Board of Directors has selected Tanner, which served as the Company's independent auditors for the years ended December 31, 1997, to serve as the Company's independent auditors for the year ending December 31, 1999. The Board of Directors is submitting its selection of Tanner as the Company's independent auditors for ratification at the Annual Meeting in order to ascertain the views of stockholders of the Company regarding such selection. If the appointment of Tanner is not ratified, the Board of Directors will reconsider its selection for Tanner to serve as the Company's independent auditors. The Board of Directors reserves the right to select new independent auditors at any time, which it may deem advisable or necessary.

     Ratification of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Unless contrary instructions are indicated on the proxy cards, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted "FOR" the ratification of the appointment of Tanner as the Company's independent auditors for the year ending December 31, 1999.

     Representatives of Tanner and PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The Board of Directors of the Company recommends that stockholders vote "FOR" ratification of the appointment of Tanner as the company's independent auditors for the year ended December 31, 1999.


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Stockholders to be held in 2000 must submit the proposal in proper form to the Secretary of the Company at the Company's address set forth on the first page of this Proxy Statement not later than August 31, 2000, in order for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. It is suggested that such proposal be sent by Certified Mail, Return Receipt Requested.


              OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy card to vote the same in accordance with their own judgment and their discretion.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov."

     The following documents are incorporated into this Proxy Statement by reference:

     o The Company's Annual Report on Form 10-K for the year ended December 31, 1998, a copy of which has been delivered with this Proxy Statement.

     o The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     o The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

     o The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

     o    The Company's Current Report on Form 8-K filed on August 23, 1999.

     o    The Company's Current Report on Form 8-K/A filed on September 1, 1999.

     o    The Company's Current Report on Form 8-K filed on November 16, 1999.

     o The Company's Current Report on Form S-8 for its 1998 Stock Option Plan filed on November 10, 1999.

     The Company may have sent you some of the documents referenced above, but you can obtain any of them through the Company or the SEC. You may also obtain documents incorporated by reference without charge by writing or calling the Company at 150 East 58th Street; Suite 3400, New York, New York 10155,
(212) 308-5800.

     By Order of the Board of Directors

GREGG M. ROSEN

     Assistant Secretary

                             FORM OF PROXY

                  COMMODORE APPLIED TECHNOLOGIES, INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


     The undersigned, a stockholder of COMMODORE APPLIED TECHNOLOGIES, INC., a Delaware corporation (the "Company"), hereby appoints Paul E. Hannesson and James M. DeAngelis, and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Company held of record by the undersigned at the close of business on November 26, 1999 at the Annual Meeting of Stockholders of the Company to be held on Wednesday, December 22, 1999, at 10:30 a.m., local time, at The American Stock Exchange, 86 Trinity Place, New York, New York 10006], and at any adjournment or postponement thereof.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND FOR PROPOSAL 2 SET FORTH BELOW.

     1. To elect the following nominees as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2000, and until their respective successors are duly elected and have qualified: Paul E. Hannesson, Kenneth L. Adelman, Ph.D., Bentley J. Blum, Herbert A. Cohen, David
L. Mitchell, Edward L. Palmer and William R. Toller.
FOR ALL NOMINEES (except as marked to the contrary)        WITHHOLD ALL NOMINEES

                  ( )                                              ( )


AUTHORITY TO WITHHOLD A VOTE FOR ANY OF THE ABOVE NAMED INDIVIDUALS SHOULD BE INDICATED BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF THE NOMINEE.

     2. To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of common stock to 100,000,000:

      (   ) FOR                (   ) AGAINST                   (   ) ABSTAIN

     3. To ratify the appointment of Tanner + Co as the Company's independent auditors for the year ending December 31, 1999:

      (   ) FOR                (   ) AGAINST                   (   ) ABSTAIN

     4. Upon such other matters as may properly come before such Annual Meeting and any adjournments or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting for the 1999 Annual Meeting, (2) the Proxy Statement and (3) the Company's 1998 Annual Report to Stockholders.



Dated: ______________________, 1999             ________________________________
                                                Signature

                                                ________________________________
                                                Print Name

                                                ________________________________
                                                Signature, if Jointly Held

                                                ________________________________
                                                Print Name


                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS

     HEREIN, if signing as attorney, executor, administrator, trustee or guardian, indicate such capacity. All joint tenants must sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The Board of Directors requests that you fill in the date and sign the proxy and return it in the enclosed envelope.

IF THE PROXY IS NOT DATED IN THE ABOVE SPACE, IT IS DEEMED TO BE DATED ON THE DAY ON WHICH IT WAS MAILED BY THE CORPORATION.